Filed pursuant to
                                                 Rule 424(b)(3)
                                                 Registration No. 333-40203

        Prospectus

                         CULLIGAN WATER TECHNOLOGIES, INC.

                           352,240 SHARES OF COMMON STOCK

             This Prospectus relates to the offering from time to time of up to 352,240 of Common Stock, par value $.01 per share (the "Common Stock"), of Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), by certain stockholders of the Company (the "Selling Stockholders"). The Common Stock offered hereby was issued as consideration to the Selling Stockholders in connection with the Company's acquisition of all of the outstanding capital stock of The R&S McCoy Corporation, Florida Bottled Water Company, McCoy Transport, Inc., H2O Ventures, Inc. and Gold Coast Water Technologies, Inc. (collectively, the "Acquired Companies"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

             The Selling Stockholders directly, or through agents or dealers designated from time to time, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the number of shares of Common Stock to be sold, purchase price, public offering price, the names of any such agent or dealer and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered hereby will be the purchase price thereof less the aggregate agents' or dealers' commissions and discounts, if any, and other expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses in connection with the filing of the Registration Statement (as hereinafter defined) with the Securities and Exchange Commission. See "Plan of Distribution."

             The Selling Stockholders and any dealers or agents that participate with any Selling Stockholder in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit from the resale of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of information regarding indemnification arrangements.

             The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "CUL." The last reported sale price of the Common Stock on the NYSE on November 21, 1997 was $44-7/8 per share.

                              ____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                  The date of this Prospectus is November 24, 1997


                              TABLE OF CONTENTS

     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . .  2

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . .  2

     GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

     USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .  4

     SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . .  4

     PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .  5

     LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

                            AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has furnished and intends to furnish reports to its stockholders, which will include financial statements audited by its independent certified public accountants, and such other reports as it may determine to furnish or as required by law, including Sections 13(a) and 15(d) of the Exchange Act. Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10009. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

               The Company has filed a registration statement (the "Registration Statement") on Form S-3 with respect to the Common Stock offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN DOCUMENTS  BY REFERENCE

               The following documents have been filed with the Commission and are incorporated herein by reference:

               (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997;

               (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997 and July 31, 1997;

               (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to
     Section 12 of the Exchange Act on November 22, 1995 (File No. 1-14104), including any amendment or report filed for the purpose of updating such information.

               (4) The description of the rights associated with the Common Stock included in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on September 16, 1996 (File No. 1-14104), including any amendment or report filed for the purpose of updating such information;

               (5) The Company's Registration Statement on Form S-3 (File No. 33-12069); and

               (6) The Company's Proxy Statement dated May 14, 1997 for the Company's Annual Meeting of Stockholders held on June 13, 1997; and

               (7) The Company's reports on Form 8-K dated February 14, 1997, August 13, 1997 and September 8, 1997.

               All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Edward
     A. Christensen, Culligan Water Technologies, Inc., One Culligan Parkway, Northbrook, Illinois 60062 (telephone (847) 205-6000).

                                   GENERAL

               The Company is one of the world's leading manufacturers and distributors of water purification and treatment products for household and consumer, and commercial and industrial applications. Products and services offered by the Company range from those designed to solve common residential water problems, such as filters for tap water and household water softeners, to highly sophisticated equipment and services, such as ultrafiltration and microfiltration products, desalination systems and portable deionization services, designed for complex commercial and industrial applications. In addition, Culligan's licensed bottled water sales now rank fourth in the five-gallon bottled water market in the United States. In fiscal 1997, Culligan entered the consumer market selling filtration products directly to retailers.

               The Company has been an active participant in the water purification and treatment industry since 1936, and its Culligan(R), Everpure(R) and Bruner(R) brands are among the most recognized in the industry. The Company's products are sold and serviced in over 90 countries through a worldwide network of over 1,400 sales and service centers. Supporting this distribution network, the Company maintains manufacturing facilities in the United States, Italy, Spain and Canada. During the last 15 years, the Company's residential water treatment systems have been installed in over 3 million households in the United States, representing the largest installed base in the country. In addition, over 1.5 million of the Company's commercial, industrial, municipal and desalination systems have been installed worldwide. The Company's customer base includes such well known names as McDonald's(R), Coca-Cola(R), Pepsi-Cola(R), Starbucks(R), 7-Eleven(R), Navistar, Owens-Corning, Eli Lilly, Carnival Cruise Lines, Ingersoll-Rand and Union Carbide.

               The principal executive offices of the Company are located at One Culligan Parkway, Northbrook, Illinois 60062, and the Company's telephone number is (847) 205-6000.

               Prospective purchasers should carefully consider the risks of investing in the Common Stock. Prospective purchasers of the Common Stock are referred to the Company's Registration Statement on Form S-3 (File No. 333-12069) and incorporated by reference into this Prospectus, which contains a description of the risks of investing in the Common Stock.

                               USE OF PROCEEDS

               All of the shares of Common Stock are being offered by the Selling Stockholders. The Company will not receive any proceeds from sales of Common Stock by the Selling Stockholders.

                             SELLING STOCKHOLDERS

               On September 30, 1997, the Company acquired (the "Acquisition") all of the outstanding capital stock of the Acquired Companies. In connection with the Acquisition, the Company has issued and delivered an aggregate of 352,240 shares of Common Stock to the Selling Stockholders in exchange for the all of the outstanding capital stock of the Acquired Companies, in each case upon the terms set forth in the Exchange Agreement, dated as of September 30, 1997 (the "Exchange Agreement"), among George Randall McCoy, Trustee UTD 3/20/92 M/B George R. McCoy and Sharon
     M. Weekes and Leon A. Weekes, Co-Trustees UTD 4/7/92 M/B Sharon M. Weekes and the Company. The Company entered into a Registration Agreement, dated as of September 30, 1997 with the Selling Stockholders (the "Registration Agreement") in connection with the Acquisition.

               The following table sets forth information with respect to the Selling Stockholders and the respective number of shares of Common Stock beneficially owned by each Selling Stockholder, all of which are offered pursuant to this Prospectus.

                                             Number of
                                             Shares of
                                             Common Stock
          Name and Address                   Owned
          ----------------                   -------------

        George Randall McCoy, Trustee
        UTD 3/20/92 M/B  George R. McCoy....    176,120*
               c/o George R. McCoy
               2353 SE Laurel Run Drive
               Ocala, Florida 34471

        Sharon M. Weekes and Leon A. Weekes,
        Co-Trustees UTD 4/7/92 MB Sharon
        M. Weekes...........................    176,120*
               c/o Sharon M. Weeks
               4930 Pine Tree Drive
               Boynton Beach, Florida 33436

                             PLAN OF DISTRIBUTION

               The Selling Stockholders may sell the Common Stock being offered hereby directly to other purchasers, or to or through dealers or agents. To the extent required, a Prospectus Supplement with respect to the Common Stock will set forth the terms of the offering of the Common Stock, including the name(s) of any dealers or agents, the number of shares of Common Stock to be sold, the price of the offered Common Stock, any underwriting discounts or other items constituting underwriters' compensation.

               The Common Stock offered hereby may be sold from time to time directly by the Selling Stockholders or, alternatively, through broker-dealers or agents. Such Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions)
     (i) on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale,
     (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Common Stock offered hereby or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell the Common Stock offered hereby short and deliver such Common Stock to close out such short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell such securities. The Common Stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

    ---------------------------
     * In each case represents less than 1% of the total outstanding shares of common stock.


               The Selling Stockholders and any such brokers, dealers or agents, may be deemed "underwriters" as that term is defined by the Securities Act.

               If a dealer is utilized in the sale of any Common Stock in respect of which this Prospectus is delivered, the Selling Stockholders may sell such Common Stock to the dealer, as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

               In connection with the sale of Common Stock offered hereby, dealers or agents may receive compensation from the Selling Stockholders or from purchasers of such Common Stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents, and dealers participating in the distribution of the Common Stock may be deemed to be underwriters, and any such compensation received by them and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

               Pursuant to the Registration Agreement, the Company has agreed to pay all costs and expenses associated with the registration of the Shares under the Securities Act. In addition, the Selling Stockholders may be entitled to idemnification against certain liabilities pursuant to the Exchange Agreement.

                                LEGAL MATTERS

               Certain legal matters with respect to the Common Stock will be passed upon for the Company by Edward A. Christensen, Esq., Vice President, General Counsel and Secretary of the Company.

                                   EXPERTS

               The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. HOWEVER, IF ANY MATERIAL CHANGE OCCURS WHILE THIS PROSPECTUS IS REQUIRED BY LAW TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              ----------------

                      CULLIGAN WATER TECHNOLOGIES, INC.

                       352,240 SHARES OF COMMON STOCK

                                 ------------

                                  PROSPECTUS
                                 ------------

                              November 24, 1997